FORM OF

AMENDMENT NO. 7

MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment dated as of November 4, 2016, amends the Master Investment Advisory Agreement (the “Agreement”), dated June 1, 2000, by and between Short-Term Investments Trust, a Delaware statutory trust, and Invesco Advisers Inc., a Delaware corporation.

W I T N E S S E T H:

WHEREAS, the Trust desires to amend the Agreement to change the name of Government TaxAdvantage Portfolio to Treasury Obligations Portfolio;

NOW, THEREFORE, the parties agree as follows;

1.	Schedule A and Schedule B to the Agreement are hereby deleted in their entirety and replaced with the following:

“SCHEDULE A

FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement

Government & Agency Portfolio	June 1, 2000

Treasury Obligations Portfolio	June 1, 2000

Liquid Assets Portfolio	November 24, 2003

STIC Prime Portfolio	November 24, 2003

Tax-Free Cash Reserve Portfolio	April 30, 2008

Treasury Portfolio	June 1, 2000

SCHEDULE B

COMPENSATION TO THE ADVISOR

The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

Liquid Assets Portfolio

STIC Prime Portfolio

Treasury Portfolio

Net Assets	Annual Rate
All Assets	0.15%

Government & Agency Portfolio

Net Assets	Annual Rate
All Assets	0.10%

Treasury Obligations Portfolio

Net Assets	Annual Rate
First $250 million	0.20%
Over $250 million up to and including $500 million	0.15%
Over $500 million	0.10%

Tax-Free Cash Reserve Portfolio

Net Assets	Annual Rate
All Assets	0.20	%”

2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

SHORT-TERM INVESTMENTS TRUST

Attest:		By:
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

INVESCO ADVISERS, INC.

Attest:		By:
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)